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                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 10/Amendment No. 29 to Registration Statement Nos. 333-133675/811-07534 on Form N-6 of our report dated March 31, 2009, relating to the financial statements of each of the Divisions of Paragon Separate Account B, our report dated April 3, 2009, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Company changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), and our report dated April 9, 2009 relating to the consolidated financial statements of General American Life Insurance Company and subsidiaries (the "Guarantor")(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the Guarantor changed its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and changed its method of accounting for deferred acquisition costs and for income taxes as required by accounting guidance adopted on January 1, 2007), all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the headings "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.


/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 20, 2009